EXHIBIT A
                           CERTIFICATE OF AMENDMENT OF
                      AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                                  CENTREX, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Centrex, Inc.

2. The Amended Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by adding the following new sentences to the end of the first paragraph of Article IV thereof:

"Upon the effectiveness (the "Effective Date") of the certificate of amendment to the amended certificate of incorporation containing this sentence, each [*] shares of the Common Stock issued and outstanding as of the date and time immediately preceding [date on which the certificate of amendment is filed], the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported in the Wall Street Journal, on the last trading day prior to the Split Effective Date (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation's board of directors)."

3. The foregoing amendment was adopted in accordance with Section 18-1073 of the General Corporation Act of the State of Oklahoma.

4. This Certificate of Amendment shall become effective at 5:00 p.m., local time, on December 13, 2004.

Signed this 11th day of November, 2004.

                                By: /s/ Thomas R. Coughlin, Jr.
                                ----------------------------------------
                                Name:   Thomas R. Coughlin, Jr.
                                Title:  Chairman and Sole Member of the Board


* By approving this amendment stockholders will approve the conversion of twenty (20) shares of common stock one (1) share. The certificate of amendment filed with the Secretary of State of the State of Oklahoma will indicate such conversion as described above. In accordance with the resolution, the board of directors will not implement any amendment providing for a different split ratio.